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                             AGREEMENT

                              between

                   HYDROGEL DESIGN SYSTEMS, INC.

                                and

                          BH FUNDING, LLC






                       Dated October 1, 1997






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                          LOAN AGREEMENT



          THIS AGREEMENT is made as of October 1, 1997, by and among BH Funding, LLC (the "Lender") and Hydrogel Design Systems,
Inc., a Delaware corporation (the "Borrower").


SECTION 1.  DEFINITIONS
            -----------
     1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

     "Affiliate" of a Person shall mean any Person controlling, controlled by, or under common control with, such person.

     "Bankruptcy Law" shall mean Title 11 of the U.S. Code, as in effect from time to time, or any similar Federal or state law for the relief of debtors.

          "Borrowing Date" shall mean the date of any borrowing by the Borrower pursuant hereto.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City.

          "Debt" shall mean any indebtedness, contingent or otherwise, of the Borrower, including, without limitation, (i) indebtedness evidenced by guarantees or in effect guarantees by the Borrower of Debt of any other Person, (ii) indebtedness evidenced by notes, debentures, bonds or similar instruments or letters of credit, (iii) indebtedness representing the deferred and unpaid balance of the purchase price of any property or interest therein and obligations of the Borrower under any agreement to lease, or lease of, any real or personal property in each case which, in accordance with generally accepted accounting principles then in effect, appears as a liability upon a balance sheet of the Borrower, and (iv) obligations of the Borrower under interest rate swaps, caps, collars, calls and similar arrangements, and foreign currency hedges entered into in respect of any indebtedness or obligations.

          "Default" shall mean any event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

     "Event of Default" shall have the meaning assigned to it in
Section 7.1.

          "Governmental or Regulatory Body" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

     "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

          "Loan" shall have the meaning assigned to it in Section
2.1.

     "Material Adverse Effect" or "Material Adverse Change" means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (a) the business or the assets, operations, income, prospects or conditions (financial or otherwise) of the Borrower or its Subsidiaries or (b) the ability of the Borrower to perform its obligations under this Agreement.

     "Note" shall have the meaning assigned to it in Section 2.2.

          "Person" shall mean an individual, a corporation, a partnership, a joint venture, a firm, an enterprise, a trust, an unincorporated organization, a government or any agency or political subdivision thereof.

     "Repayment Date" shall mean the date upon which the Lender demands payment by and from the Borrower.

     "Tax" or "Taxes" mean all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, gross income, gross receipts, income, capital, excise, property (tangible and intangible), sales, transfer, value added, employment, payroll and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

SECTION 2.  AMOUNT AND TERMS OF LOAN
            ------------------------
     2.1 The Loan. Subject to the terms and conditions contained in Section 6 of this Agreement, the Borrower acknowledges the receipt of a loan in the principal amount of Three Hundred Fifty Thousand ($350,000) Dollars made by Lender to
Borrower (the "Loan").

     2.2 The Note. The Loan made by the Lender shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A, with appropriate insertions, which shall be payable to the order of the Lender and shall represent the obligation of the Borrower to pay the amount of the Loan to the Lender (the "Note"). The Note shall (i) be dated the date hereof,
(ii) be payable upon the demand of the Lender (the "Repayment Date") and (iii) bear interest for the period from the date of the Loan until paid in full on the unpaid principal amount thereof from time to time outstanding at the rate prescribed in
Section 2.3.

     2.3 Interest Rate. The Loan shall bear interest (calculated on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal amount thereof at a rate per annum equal to eight (8%) percent, payable quarterly.

     2.4 Payment. All payments made by the Borrower to the Lender shall be made in federal or other immediately available funds in lawful money of the United States for credit, not later than 12:00 noon, New York time, on the day when due, or in any case by such other reasonable method or at such other address as the Lender shall have from time to time notified the Borrower.

     2.5 Repayment of Loan. The outstanding principal amount of the Loan shall be due and payable upon the demand of Lender at any time (the "Repayment Date").

     2.6  Commitment Fee.   As and in consideration for making
the Loan to the Borrower, the Lender shall receive options to purchase one hundred thousand (100,000) shares of the Borrower's Common Stock, par value $.0001 per share (the "Commitment Fee"). Such options shall be exercisable in whole or in part for a period of five (5) years and are exercisable at $0.40 per share. The shares of Common Stock underlying the option shall be "restricted stock" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and shall bear a legend restricting the distribution, resale, transfer, pledge, hypothecation or other disposition of the shares unless and until the shares of Common Stock are registered under the Securities Act or an opinion of counsel for the Company is received that registration is not required under the Securities Act. The legend will read substantially as follows:

          THE SECURITIES WHICH ARE REPRESENTED BY THIS
          CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE ACT, OR AN OPINION OF COUNSEL FOR THE COMPANY IS RECEIVED THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.
SECTION 3.  The Closing
            -----------
     3.1 The Closing. The closing hereunder shall take place simultaneously upon the execution hereof, at the offices of Bernstein & Wasserman, LLP, 950 Third Avenue, 10th Floor, New York, New York 10022, or at such other time and in such other fashion that may be mutually agreed upon by the parties hereto (the "Closing") The Closing shall be subject to the parties hereto complying with all the terms and conditions hereof, and all of the obligations to Closing.

SECTION 4.     COVENANTS
               ---------
     4.1 Payment of Note. The Borrower shall pay the principal of, and interest on, the Note on the date and in the manner provided in the Note.

     4.2 Financial and Business Information. The Borrower covenants and agrees that so long as the Loan shall be in effect or any Debt under the Note shall be outstanding, the Borrower will deliver to the Lender:

          (a) as soon as available, but not later than 45 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statements of income and retained earnings and changes in financial position of the Borrower for such fiscal year, setting forth in each case in the comparative form the figures for the previous year, reported on by independent certified public accountants of nationally recognized standing selected by the Borrower;

          (b) promptly on their becoming available, any such other financial data, information or reports as from time to time may be furnished to all stockholders of the Borrower in their capacity as stockholders.

     4.3 Notice of Default. If any one or more events occur which constitute a Default or an Event of Default, upon obtaining knowledge thereof, the Borrower will forthwith give notice to the Lender, specifying the nature and status of the Default or Event of Default.

     4.4 Covenant of the Borrower. The Borrower covenants and agrees that from and after the date hereof the Borrower shall continue to conduct its business and affairs in the ordinary course of business and shall not enter into any agreement, commitment, instrument or contract or take any action out of the ordinary course of business.


SECTION 5.  REPRESENTATIONS AND WARRANTIES
            ------------------------------
     In order to induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower hereby represents and warrants as follows:

     5.1 Organization and Qualification. Each of the Borrower and its direct and indirect subsidiaries ("Subsidiaries") is a corporation validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and as proposed to be conducted. Each of the Borrower and its Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.


     5.2 Validity and Execution of Agreement. The Borrower has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its respective obligations hereunder and thereunder. The board of directors of the Borrower has approved the transactions contemplated pursuant to this Agreement and each of the other agreements required to be entered into pursuant hereto by the Borrower. This Agreement and such other agreements and instruments have been duly executed and delivered by the Borrower and each constitutes the valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principals of equity (regardless of whether such enforcement is considered in a proceedings in equity or at law).

     5.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Borrower of the transactions contemplated hereby will violate or conflict with
(a) any of the provisions of the Articles of Incorporation or By-Laws of the Borrower; (b) or result in the acceleration of, or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien in or upon the assets of the Borrower or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any contract, (c) to the best of Borrower's knowledge, any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which the Borrower is a party or by which any of its property or assets may be bound or affected or to the best of Borrower's knowledge, with any provision of any law, rule, regulation, order, judgment, or ruling of any Governmental or Regulatory Body applicable to the Borrower.

     5.4 Litigation. Except as previously disclosed by Borrower to Lender, there are no material outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Borrower or its Subsidiaries, or any of its securities, assets, properties or business is bound. Except as previously disclosed by Borrower to Lender, there are no material actions, suits, claims, legal, administrative or arbitration proceedings pending or, to the best knowledge of the Borrower, overtly threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Borrower or any Affiliate or Subsidiary thereof, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to the Borrower or such Affiliate have a Material Adverse Effect, nor, to the best knowledge of the Borrower, are there any facts which are likely to give rise to any such action, suit, claim, investigation or legal, administrative or arbitration proceeding.

     5.5 Undisclosed Liabilities. To the best of Borrower's knowledge, the Borrower does not have any material liabilities that is not fully and adequately reflected or reserved against on the Borrower's financial statements or covered in full by insurance.

     5.6 Survival. All of the representations and warranties of the Borrower contained herein shall survive the date hereof until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

SECTION 6. CONDITIONS TO ALL LOANS
           -----------------------
     The obligation of the Lender to make the Loan is subject to fulfillment of the following conditions precedent to the satisfaction of the Lender:

     6.1 Representations and Warranties. The representations and warranties made by the Borrower in this Agreement and in any certificate, document or financial or other statement furnished at any time hereunder shall be true and correct in all material respects unless stated to relate to a specific earlier date.

     6.2  No Default or Event of Default.  No Default or Event of
Default shall have occurred and be continuing on such date.

SECTION 7.  DEFAULTS AND REMEDIES
            ---------------------
     7.1 Events of Default. "Event of Default" whenever used herein means any of the following events:

          (a) the Borrower defaults in the due and punctual payment of principal of, interest on, or any other amount owing in respect of, the Note when and as the same shall become due and payable, and continuance of such default for a period of five (5) Business Days after receipt of notice; or

          (b) the Borrower defaults in the performance or observance of any covenant or agreement of the Borrower in this Agreement, the Note, or any agreement contemplated by this Agreement and the continuance of such default for a period of 30 calendar days after there has been given to the Borrower by the Lender a written notice specifying such default and requiring it to be remedied; or

          (c) the Borrower shall (i) allow to exist an uncured judgement against Borrower in excess of $50,000 for more than thirty (30) days or (ii) default in the observance or performance of any agreement or condition relating to any such Debt or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause (immediately or with the giving of notice or lapse of time or both) any such Debt to become due prior to its stated maturity; or

          (d) the Borrower, either pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case,
(ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors; or

          (e) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Borrower in an involuntary case, (ii) appoints a custodian of the Borrower for any substantial part of all the property of the Borrower, or (iii) orders the liquidation of the Borrower; and the order or decree remains unstayed and in effect for 60 days.

     The term "Custodian" means any receiver, trustee, assignee, custodian, liquidator or similar official under any Bankruptcy
Law.

     7.2 Acceleration of Repayment Date. If an Event of Default occurs and is continuing, then and in every such case the Lender may, declare the principal of the Note and any accrued interest on the Note to be due and payable immediately and the Loan to be terminated, by a notice in writing to the Borrower, and upon any such declaration the principal of the Note together with any accrued interest shall become immediately due and payable and the Loan shall be terminated.

SECTION 8.  MISCELLANEOUS
            -------------
     8.1 Amendments and Waiver. This Agreement and the Note may be amended, and the terms hereof waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

     8.2 Notices. Any notice, demand or delivery pursuant to the provisions hereof shall be sufficiently given or made if sent by hand, facsimile transmission or by registered or certified mail, postage prepaid, addressed to the Lender at _______________________________ or, except as otherwise expressly provided herein, to the Borrower at 750 Lexington Avenue, 27th Floor, New York, NY 10022, or such other address as shall have been furnished to the party giving or making such notice, demand or delivery. Any such notice shall be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mails or one day following the deposit with a reputable overnight courier.

     8.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New
York without regard to principles of conflicts of law.

     8.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     8.5 Successors and Assigns. This Agreement and each document and certificate delivered pursuant thereto shall be binding upon and inure to the benefit of the Borrower, SIPCO and the Lender and their respective successors and permitted assigns, except that neither the Borrower nor the Lender may assign or transfer any of its rights under this Agreement or the Note without the prior written consent of the other.

     8.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

     8.7 Severability. Any provision of this Agreement or the Note which is prohibited, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, invalidity or unenforceability without invalidating the remaining provisions hereof, and any such prohibition, invalidity or unenforceability in any juris-diction shall not invalidate or render unenforceable such provision in any other jurisdiction or any other provision of this Agreement or the Note.

     8.8 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                         BH FUNDING, LLC



                         By:/s/ Randolph Pace
                            -----------------
                            Name: Randolph Pace
                            Title:



                         HYDROGEL DESIGN SYSTEMS, INC.



                         By:/s/ Matthew Harriton
                            --------------------
                            Name: Matthew Harriton
                            Title: President/CEO



                           EXHIBIT A





                         PROMISSORY NOTE
                         ---------------

$350,000                                          October 1, 1997
                                                     New York, NY

          FOR VALUE RECEIVED, HYDROGEL DESIGN SYSTEMS, INC., together with its successors and assigns (the "Borrower" or "Maker"), hereby unconditionally promises to pay to the order of BH Funding, LLC together with their successors and assigns (the "Lender" or "Holder"), in lawful currency of the United States of America, at the Lender's offices at 750 Lexington Avenue, New York, New York, or at such other address as shall be designated by the Lender in a written notice to the Borrower, the principal sum of $350,000 together with simple interest at the rate of eight percent (8%) per annum, upon the demand of the Lender (the "Repayment Date") at which time all of the indebtedness or any portions thereof shall be immediately due and payable, together with accrued interest thereon, and payment thereof may be enforced by suit or other process of law.

     All payments of principal and interest hereunder shall be payable in lawful money of the United States.

     If this Note is not paid when due, whether at maturity or by acceleration, Maker agrees to pay all reasonable costs of collection and such costs shall include without limitation all costs, attorneys' fees and expenses incurred by Holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving Holder, or involving any endorser or guarantor hereof, which in any way affects the exercise by Holder hereof of its rights and remedies under this Note.

     Presentment, demand, protest, notices of protest, dishonor and non-payment of this Note and all notices of every kind are hereby waived.

     The terms "Maker" and "Holder" shall be construed to include their respective heirs, personal representatives, successors, subsequent holders and assigns.

     Regardless of the place of execution or performance, this Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to such state's conflicts of laws provisions. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.


                              HYDROGEL DESIGN SYSTEMS, INC

                              By: /s/Matthew Harriton
                                  -------------------
                                  Matthew L.  Harriton
                                  President